Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200

Saul Centers, Inc. Reports Second Quarter 2026 Earnings

August 6, 2026, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS) (the "Company"), an equity real estate investment trust ("REIT"), announced operating results for the quarter ended June 30, 2026 ("2026 Quarter"). Total revenue for the 2026 Quarter increased to $76.8 million from $70.8 million for the quarter ended June 30, 2025 ("2025 Quarter"). Net income decreased to $11.5 million for the 2026 Quarter from $14.2 million for the 2025 Quarter. During the 2026 Quarter, the Company continued to lease residential units at Hampden House. As of August 3, 2026, 235 of the 366 (64.2%) residential units were leased and occupied and 8,600 square feet of the 10,100 (85.1%) square feet of retail space is leased and occupied.

Concurrent with the opening of Hampden House on October 1, 2025, interest, real estate taxes, depreciation and all other costs associated with the residential portion and the majority of the retail portion of the property began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, compared to the 2025 Quarter, net income for the 2026 Quarter was adversely impacted by $4.0 million due to the initial operations of Hampden House, of which
$2.9 million is related to interest expense, net and amortization of deferred debt costs. Exclusive of Hampden House, net income increased by $1.3 million primarily due to (a) higher residential base rent of $1.4 million and (b) higher commercial base rent of $1.2 million partially offset by (c) higher general and administrative costs of $0.4 million, (d) higher interest expense, net and amortization of deferred debt costs of $0.3 million and (e) higher depreciation and amortization of deferred leasing costs of $0.3 million. Net income available to common stockholders decreased to $6.0 million, or $0.24 per basic and diluted share, for the 2026 Quarter from $7.9 million, or $0.33 per basic and diluted share, for the 2025 Quarter. Compared to the 2025 Quarter, net income available to common stockholders for the 2026 Quarter was adversely impacted by $1.9 million, or $0.08 per basic and diluted share, due to the initial operations of Hampden House.

Same property revenue increased $4.7 million, or 6.9%, and same property net operating income increased $3.4 million, or 6.9%, for the 2026 Quarter compared to the 2025 Quarter. Same property revenue was favorably impacted by $2.7 million due to the lease up of Twinbrook Quarter Phase I. Exclusive of Twinbrook Quarter Phase I, same property revenue increased $2.0 million primarily due to (a) higher commercial base rent of $1.3 million and (b) higher expense recoveries of $0.9 million. Same property net operating income was favorably impacted by $2.5 million due to the lease up of Twinbrook Quarter Phase I. Exclusive of Twinbrook Quarter Phase I, same property net operating income increased $0.9 million, primarily due to (a) higher commercial base rent of $1.3 million partially offset by (b) lower expense recoveries, net of expenses, of $0.4 million. Shopping Center same property net operating income for the 2026 Quarter totaled $36.6 million, a 3.6% increase compared to the 2025 Quarter. Shopping Center same property net operating income increased primarily due to higher base rent of $1.2 million. Mixed-Use same property net operating income for the 2026 Quarter totaled $15.5 million, a 15.7% increase compared to the 2025 Quarter. Mixed-Use same property net operating income increased primarily due to the lease up of Twinbrook Quarter Phase I of $2.5 million. Exclusive of Twinbrook Quarter Phase I, Mixed-Use same property net operating income decreased by $0.4 million primarily due to lower expense recoveries, net of expenses, of $0.3 million. One property, Hampden House, which commenced operations on October 1, 2025, was excluded from same property results. Reconciliations of (a) total revenue to same property revenue and (b) net income to same property net operating income are attached to this press release.

www.SaulCenters.com

Same property revenue and same property net operating income are non-GAAP financial measures of performance that management believes improve the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property revenue as total revenue less straight-line base rent and amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property net operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses, (d) change in fair value of derivatives and (e) loss on the early extinguishment of debt minus (f) gains on property dispositions, (g) straight-line base rent, (h) amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties and (i) the net operating income of properties that were not in operation for the entirety of the comparable periods.

Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) decreased to $24.8 million, or $0.69 per basic and diluted share, in the 2026 Quarter compared to $25.4 million, or $0.73 per basic and diluted share, in the 2025 Quarter. FFO is a non-GAAP supplemental earnings measure that management considers meaningful in measuring operating performance. A definition of FFO and reconciliation of net income to FFO is attached to this press release as page 9. FFO available to common stockholders and noncontrolling interests was adversely impacted by $2.4 million, or $0.07 per basic and diluted share, due to the initial operations of Hampden House. Exclusive of Hampden House, FFO available to common stockholders and noncontrolling interests increased by $1.8 million primarily due to (a) higher residential base rent of $1.4 million and (b) higher commercial base rent of $1.2 million partially offset by (c) higher general and administrative costs of $0.4 million and (d) higher interest expense, net and amortization of deferred debt costs of $0.3 million.

On a same property basis, excluding Hampden House, the Residential portfolio was 97.3% leased at June 30, 2026 compared to 90.5% at June 30, 2025. The 6.8 percentage point increase is primarily due to increased occupancy at The Milton at Twinbrook Quarter, which was 96.7% leased at June 30, 2026 compared to 77.0% at June 30, 2025. Excluding The Milton at Twinbrook Quarter and Hampden House, the Residential portfolio was 97.6% leased at June 30, 2026 compared to 96.6% at June 30, 2025.

For the six months ended June 30, 2026 ("2026 Period"), total revenue increased to $155.1 million from $142.7 million for the six months ended June 30, 2025 ("2025 Period"). Net income decreased to $23.6 million for the 2026 Period from $27.0 million for the 2025 Period. The decrease in net income was primarily due to the initial operations of Hampden House, which adversely impacted net income by $8.8 million, of which $5.7 million is related to interest expense, net and amortization of deferred debt costs. Exclusive of Hampden House, net income increased $5.4 million primarily due to (a) higher residential base rent of $3.5 million and (b) higher commercial base rent of $2.8 million partially offset by (c) higher general and administrative costs of $0.8 million. Net income available to common stockholders decreased to $12.3 million, or $0.50 per basic and diluted share, for the 2026 Period compared to $14.9 million, or $0.62 per basic and diluted share, for the 2025 Period. Compared to the 2025 Period, net income available to common stockholders for the 2026 Period was adversely impacted by $4.2 million, or $0.18 per basic and diluted share, due to the initial operations of Hampden House.

Same property revenue increased $9.8 million, or 7.2%, and same property net operating income increased $7.7 million, or 7.9%, for the 2026 Period compared to the 2025 Period. Same property revenue was favorably impacted by $5.8 million due to the lease up of Twinbrook Quarter Phase I. Exclusive of Twinbrook Quarter Phase I, same property revenue increased $4.0 million primarily due to (a) higher commercial base rent of $2.1 million, (b) higher expense recoveries of $1.6 million and (c) higher residential base rent of $0.3 million. Same property net operating income was favorably impacted by $5.6 million due to the lease up of Twinbrook Quarter Phase I. Exclusive of Twinbrook Quarter Phase I, same property net operating income increased $2.1 million, primarily due to higher commercial base rent of $2.1 million. Shopping Center same property net operating income increased $2.5 million, or 3.5%, and Mixed-Use same property net operating income increased $5.2 million, or 20.1%. Shopping Center same property net operating income increased primarily due to (a) higher base rent of $2.1 million and (b) lower credit loss on operating lease receivables, net, of $0.5 million. Mixed-Use same property net operating income was favorably impacted by $5.6 million due to the lease up of Twinbrook Quarter Phase I. Exclusive of Twinbrook Quarter Phase I, Mixed-Use same property net operating income decreased by $0.4 million primarily due to higher credit losses on operating lease receivables, net, of $0.4 million. One property, Hampden House, was excluded from same property results.

www.SaulCenters.com

FFO available to common stockholders and noncontrolling interests, after deducting preferred stock dividends, totaled $49.9 million, or $1.40 per basic and diluted share, for the 2026 Period compared to $49.9 million, or $1.44 per basic and diluted share, for the 2025 Period. FFO available to common stockholders and noncontrolling interests was adversely impacted by $5.6 million, or $0.16 per basic and diluted share, due to the initial operations of Hampden House. Exclusive of Hampden House, FFO available to common stockholders and noncontrolling interests increased by $5.6 million primarily due to (a) higher residential base rent of $3.5 million and (b) higher commercial base rent of $2.8 million partially offset by (c) higher general and administrative costs of $0.8 million.

Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 62 properties, which includes (a) 50 community and neighborhood shopping centers and nine mixed-use properties with approximately 10.6 million square feet of leasable area and (b) three non-operating land and development properties. Over 85% of the Saul Centers' property net operating income is generated by properties in the Washington, D.C./Baltimore metropolitan area.

Contact:    Carlos L. Heard
(301) 986-7737

Safe Harbor Statement

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic or current reports filed with the SEC and include the following: (i) macroeconomic conditions, including geopolitical instability (such as the ongoing conflicts in the Middle East and Ukraine) and changes in tariff and trade policy, which may lead to a disruption of, or lack of access to, sources of funding and rising inflation, (ii) the ability of our tenants to pay rent, (iii) our reliance on shopping center "anchor" tenants and other significant tenants, (iv) our substantial relationships with members of the B. F. Saul Company and certain other affiliated entities, each of which is controlled by B. Francis Saul II and his family members, (v) financing risks, such as increases in interest rates, restrictions imposed by our debt, our ability to meet existing financial covenants and our ability to consummate planned and additional financings on acceptable terms or at all, (vi) our access to additional capital, (vii) our development activities, (viii) our ability to successfully complete additional acquisitions, developments or redevelopments, or if they are consummated, whether such acquisitions, developments or redevelopments perform as expected, (ix) adverse trends in the retail, office and residential real estate sectors, (x) risks relating to cybersecurity and potential future uses of artificial intelligence, including disruption to our business and operations, reputational risk, regulatory risk, and exposure to liabilities from tenants, employees, capital providers, and other third parties, (xi) risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, the relative illiquidity of real estate and environmental risks, and (xii) risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes to REIT requirements as a result of new legislation and the adverse consequences of any failure to qualify as a REIT. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic or current reports filed with the SEC.

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share amounts)	June 30, 2026	December 31, 2025
Assets
Real estate investments
Land	$595,514	$595,514
Buildings and equipment	2,174,092	2,162,135
Construction in progress	116,416	109,950
	2,886,022	2,867,599
Accumulated depreciation	(841,335)	(812,035)
Total real estate investments, net	2,044,687	2,055,564
Cash and cash equivalents	5,877	8,741
Accounts receivable and accrued income, net	62,792	60,799
Deferred leasing costs, net	25,863	25,847
Other assets	20,251	11,727
Total assets	$2,159,470	$2,162,678
Liabilities
Mortgage notes payable, net	$1,107,956	$1,063,530
Revolving credit facility payable, net	85,281	144,678
Term loan facility payable, net	139,089	138,870
Construction loans payable, net	271,816	254,724
Accounts payable, accrued expenses and other liabilities	42,352	36,617
Deferred income	18,831	22,840
Dividends and distributions payable	24,589	24,162
Total liabilities	1,689,914	1,685,421
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 50,000,000 shares authorized, 24,777,583 and 24,551,168 shares issued and outstanding, respectively	248	245
Additional paid-in capital	463,289	459,222
Distributions in excess of accumulated earnings	(354,452)	(337,708)
Accumulated other comprehensive income	1,824	1,061
Total Saul Centers, Inc. equity	295,909	307,820
Noncontrolling interests	173,647	169,437
Total equity	469,556	477,257
Total liabilities and equity	$2,159,470	$2,162,678

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2026	2025	2026	2025
Revenues
Rental revenue	$75,378	$69,426	$152,200	$139,973
Other	1,413	1,408	2,850	2,717
Total revenue	76,791	70,834	155,050	142,690
Expenses
Property operating expenses	13,552	11,424	29,291	25,166
Real estate taxes	8,811	8,016	17,275	16,000
Interest expense, net and amortization of deferred debt costs	20,034	16,820	39,684	33,567
Depreciation and amortization of deferred leasing costs	16,038	14,098	31,954	28,621
General and administrative	6,810	6,415	13,257	12,427
Total expenses	65,245	56,773	131,461	115,781
Gain on disposition of property	—	120	—	120
Net income	11,546	14,181	23,589	27,029
Noncontrolling interests
Income attributable to noncontrolling interests	(2,793)	(3,461)	(5,718)	(6,510)
Net income attributable to Saul Centers, Inc.	8,753	10,720	17,871	20,519
Preferred stock dividends	(2,799)	(2,799)	(5,597)	(5,597)
Net income available to common stockholders	$5,954	$7,921	$12,274	$14,922
Per share net income available to common stockholders
Basic and diluted	$0.24	$0.33	$0.50	$0.62

www.SaulCenters.com

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2026	2025	2026	2025
Net income	$11,546	$14,181	$23,589	$27,029
Subtract:
Gain on disposition of property	—	(120)	—	(120)
Add:
Real estate depreciation and amortization	16,038	14,098	31,954	28,621
FFO	27,584	28,159	55,543	55,530
Subtract:
Preferred stock dividends	(2,799)	(2,799)	(5,597)	(5,597)
FFO available to common stockholders and noncontrolling interests	$24,785	$25,360	$49,946	$49,933
Weighted average shares and units:
Basic	35,762	34,845	35,644	34,765
Diluted	35,816	34,866	35,691	34,786
Basic and diluted FFO per share available to common stockholders and noncontrolling interests	$0.69	$0.73	$1.40	$1.44

(1)The National Association of Real Estate Investment Trusts ("Nareit") developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by Nareit as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

www.SaulCenters.com

Reconciliation of revenue to same property revenue (2)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2026	2025	2026	2025
Total revenue	$76,791	$70,834	$155,050	$142,690
Revenue adjustments (1)	(2,435)	(2,739)	(4,842)	(5,095)
Acquisitions, dispositions and development properties	(1,554)	—	(2,770)	—
Total same property revenue	$72,802	$68,095	$147,438	$137,595

Shopping Centers	$47,798	$45,578	$97,596	$93,576
Mixed-Use properties	25,004	22,517	49,842	44,019
Total same property revenue	$72,802	$68,095	$147,438	$137,595

Total Shopping Center revenue	$47,798	$45,578	$97,596	$93,576
Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total Shopping Center same property revenue	$47,798	$45,578	$97,596	$93,576

Total Mixed-Use property revenue	$26,558	$22,517	$52,612	$44,019
Mixed-Use acquisitions, dispositions and development properties	(1,554)	—	(2,770)	—
Total Mixed-Use same property revenue	$25,004	$22,517	$49,842	$44,019

(1)Revenue adjustments are straight-line base rent and amortization of premiums and discounts related to above/below market leases.
(2)Same property revenue is a non-GAAP financial measure of performance that management believes improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property revenue as total revenue less straight-line base rent and amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties minus the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company's properties but does not measure the Company's performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company's operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company's funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company's properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated by operating the Company's properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company's same property revenue may not be comparable to those of other REITs.

Mixed-Use same property revenue is composed of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2026	2025	2026	2025
Residential Mixed-Use properties (residential activity) (1)	$13,263	$11,529	$26,456	$22,125
Office Mixed-Use properties (2)	9,586	9,797	19,215	19,578
Residential Mixed-Use properties (retail activity) (3)	2,155	1,191	4,171	2,316
Total Mixed-Use same property revenue	$25,004	$22,517	$49,842	$44,019

(1)Includes Clarendon South Block, The Waycroft, Park Van Ness and The Milton at Twinbrook Quarter.
(2)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square.
(3)Includes The Waycroft, Park Van Ness and Twinbrook Quarter Phase I.

www.SaulCenters.com

Reconciliation of net income to same property net operating income (2)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2026	2025	2026	2025
Net income	$11,546	$14,181	$23,589	$27,029
Interest expense, net and amortization of deferred debt costs	20,034	16,820	39,684	33,567
Depreciation and amortization of deferred leasing costs	16,038	14,098	31,954	28,621
General and administrative	6,810	6,415	13,257	12,427
Gain on disposition of property	—	(120)	—	(120)
Revenue adjustments (1)	(2,435)	(2,739)	(4,842)	(5,095)
Total property net operating income	51,993	48,655	103,642	96,429
Acquisitions, dispositions, and development properties	14	—	453	—
Total same property net operating income	$52,007	$48,655	$104,095	$96,429

Shopping Centers	$36,555	$35,296	$73,033	$70,569
Mixed-Use properties	15,452	13,359	31,062	25,860
Total same property net operating income	$52,007	$48,655	$104,095	$96,429

Shopping Center property net operating income	$36,555	$35,296	$73,033	$70,569
Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total Shopping Center same property net operating income	$36,555	$35,296	$73,033	$70,569

Mixed-Use property net operating income	$15,438	$13,359	$30,609	$25,860
Mixed-Use acquisitions, dispositions and development properties	14	—	453	—
Total Mixed-Use same property net operating income	$15,452	$13,359	$31,062	$25,860

(1)Revenue adjustments are straight-line base rent and amortization of premiums and discounts related to above/below market leases.
(2)Same property net operating income is a non-GAAP financial measure of performance that management believes improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property net operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses, (d) change in fair value of derivatives, and (e) loss on the early extinguishment of debt minus (f) gains on property dispositions, (g) straight-line base rent, (h) amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties and (i) the net operating income of properties that were not in operation for the entirety of the comparable periods. Same property net operating income is a measure of the operating performance of the Company's properties but does not measure the Company's performance as a whole. Same property net operating income should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance. Management considers same property net operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company's funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company's properties. Management believes the exclusion of these items from property net operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company's properties. Other REITs may use different methodologies for calculating same property net operating income. Accordingly, same property net operating income may not be comparable to those of other REITs.

Mixed-Use same property net operating income is composed of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2026	2025	2026	2025
Residential Mixed-Use properties (residential activity) (1)	$8,086	$6,500	$16,104	$12,232
Office Mixed-Use properties (2)	5,963	6,208	12,103	12,326
Residential Mixed-Use properties (retail activity) (3)	1,403	651	2,855	1,302
Total Mixed-Use same property net operating income	$15,452	$13,359	$31,062	$25,860

(1)Includes Clarendon South Block, The Waycroft, Park Van Ness and The Milton at Twinbrook Quarter.
(2)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square.
(3)Includes The Waycroft, Park Van Ness and Twinbrook Quarter Phase I.

www.SaulCenters.com